Exhibit 99.1

July 18, 2019 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2019

NORTH LIBERTY, IOWA - July 18, 2019 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and six months ended June 30, 2019.

Three months ended June 30, 2019:

•	Net Income of $22.4 million, Basic Earnings per Share of $0.27 a 22.7% increase from quarter ended June 30, 2018,

•	Operating Revenue of $142.1 million,

•	Operating Income of $29.0 million, a 31.1% increase from June 30, 2018,

•	Operating Ratio of 79.6% and 76.6% Non-GAAP Adjusted Operating Ratio(1),

•	Cash Balance of $205.6 million, a Debt-Free Balance Sheet, and Stockholders' Equity of $653.3 million.

Six months ended June 30, 2019:

•	Net Income of $39.7 million, Basic Earnings per Share of $0.48 a 26.3% increase from six months ended June 30, 2018,

•	Operating Revenue of $281.7 million,

•	Operating Income of $49.9 million, a 42.1% increase from June 30, 2018,

•	Operating Ratio of 82.3% and 79.8% Non-GAAP Adjusted Operating Ratio(1).

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "We are excited to report our results for the three and six months ended June 30, 2019. Our operating results were strong in terms of profit and overall operating efficiency despite general freight environment challenges during the quarter. We were also able to deliver sequential growth in our top line revenues during the second quarter as compared to the first quarter of 2019. We accomplished this by staying disciplined on freight rates, collaborating with strategic and long-term focused customers, and continued to improve on our driver recruiting and retention efforts. As a result, our operating ratio improved from 85.1% during the first quarter of 2019 to 79.6% during the second quarter of 2019, and even after removing the impact of gains we were below our long-term internal benchmark of 85.0% operating ratio. Our net income grew from $17.8 million during the second quarter of 2018 to $22.4 million in 2019, a 25.6% increase. Our cash balances have increased to $205 million, up from $176 million at the end of the first quarter of 2019 and is our highest level of cash reserves since September of 2012. We now have nearly $100 million more cash on hand than we had at June 30, 2018. In addition, we continued with our efforts to refresh our fleet of tractors and trailers as well as several of our terminal locations as we look to provide the latest equipment and terminal amenities to our professional drivers while remaining debt free. The overall freight environment could produce periods of both ups and downs for the remainder of the year, but I believe that our organization is well positioned for whatever opportunities or challenges lie before us. I am pleased with our drivers, our team that supports our drivers, and our financial results for the second quarter of 2019."

Financial Results

Heartland Express ended the second quarter of 2019 with net income of $22.4 million, compared to $17.8 million in the second quarter of 2018, an increase of $4.6 million (25.6%). Basic earnings per share were $0.27 during the quarter compared to $0.22 basic earnings per share in the second quarter of 2018. Operating revenues were $142.1 million, compared to $155.8 million in the second quarter of 2018, a decrease of

$13.7 million, (8.8%). Operating revenues for the quarter included fuel surcharge revenues of $18.1 million compared to $22.4 million in the same period of 2018, a $4.3 million decrease. Operating revenues decreased 7.0%, excluding the impact of fuel surcharge revenues(1), primarily due to fewer miles driven during the second quarter of 2019 as compared to the same period in 2018. Although operating revenues were down quarter over quarter, operating revenues increased sequentially from the first quarter to the second quarter of 2019. Operating income for the three month period ended June 30, 2019 increased $6.9 million primarily due to improved operating margins as compared to the same three month period in 2018. The Company posted an operating ratio of 79.6%, non-GAAP adjusted operating ratio(1) of 76.6%, and a 15.7% net margin (net income as a percentage of operating revenues) in the second quarter of 2019 compared to 85.8%, 83.4%, and 11.4%, respectively, in the second quarter of 2018.

For the six month period ended June 30, 2019, the Company recorded net income of $39.7 million, compared to $31.2 million in the same period of 2018. Basic earnings per share were $0.48 compared to $0.38 earnings per share in the same period of 2018. Operating revenues were $281.7 million, compared to $312.5 million in the same period of 2018. Operating revenues included fuel surcharge revenues of $35.1 million compared to $43.9 million in the same period of 2018, an $8.8 million decrease. Operating revenues excluding fuel surcharge revenue(1) decreased 8.2%. Operating income for the six month period increased $14.8 million mainly as a result of improved operating costs and $3.1 million more gains on disposal of property and equipment. The Company posted an operating ratio of 82.3%, non-GAAP adjusted operating ratio(1) of 79.8%, and a 14.1% net margin (net income as a percentage of operating revenues) in the six months ended June 30, 2019 compared to 88.8%, 86.9% and 10.0%, respectively in 2018.

Balance Sheet, Liquidity, and Capital Expenditures

At June 30, 2019, the Company had $205.6 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $89.3 million in available borrowing capacity on the line of credit at June 30, 2019 after consideration of $10.7 million outstanding letters of credit. In addition to the current borrowing base of $100 million, the Company has the ability to increase the available borrowing base by an additional $100 million, subject to normal credit and lender approvals. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $859.8 million and stockholders' equity of $653.3 million.

Net cash flows from operations for the six months of 2019 were $71.7 million, 25.4% of operating revenue. The primary use of net cash generated from operations during the six month period ended June 30, 2019 was $27.7 million for net equipment transactions, and $1.6 million for dividends. The average age of the Company's tractor fleet was 1.5 years as of June 30, 2019 and at June 30, 2018. The average age of the Company's trailer fleet was 3.2 years at June 30, 2019 compared to 4.6 years at June 30, 2018. The Company currently anticipates a total of approximately $80 to $100 million in net capital expenditures for calendar year 2019. The Company ended the past twelve months with a return on total assets of 9.8% and a 13.0% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A dividend of $0.02 per share was declared in the first and second quarters of 2019. The second quarter dividend was paid on July 1, 2019. The Company has now paid cumulative cash dividends of $480.6 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past sixty-four consecutive quarters.

During the three and six months ended June 30, 2019, the Company purchased no shares of our common stock but purchased 1.2 million shares of our common stock for $20.9 million during the six months ended June 30, 2018. Our outstanding shares at June 30, 2019 were 82.0 million shares. A total of 6.1 million shares of common stock have been repurchased for $113.8 million over the past five years. The Company has the ability to repurchase an additional 6.9 million shares under the current authorization which would result in 75.1 million outstanding shares if fully executed.

Other Information

During the second quarter of 2019, we continued to deliver award-winning service and safety to our customers, and continued our commitment to board of director diversity and community service as evidenced by the following awards received:

•	FedEx Carrier of the Year

•	FedEx Platinum Service Award (99.3% On-Time Delivery)

•	Lowe's One-Way Store Carrier of the Year

•	2020 Women on Boards Winning Company

•	Wreaths Across America Honor Fleet

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to future dividends and stock repurchases, if any, operational improvements, progress toward our goals, our ability to remain debt free, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2018. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600)

Mike Gerdin, Chief Executive Officer
Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
OPERATING REVENUE	$142,144	$155,826	$281,681	$312,521

OPERATING EXPENSES:
Salaries, wages, and benefits	$53,432	$57,558	$107,228	$119,568
Rent and purchased transportation	1,868	5,460	4,280	11,584
Fuel	23,339	28,941	46,519	57,880
Operations and maintenance	5,626	6,637	11,471	14,501
Operating taxes and licenses	3,500	4,150	7,391	8,101
Insurance and claims	3,985	4,231	8,774	8,455
Communications and utilities	1,104	1,566	2,327	3,436
Depreciation and amortization	22,615	24,757	44,842	50,358
Other operating expenses	5,187	5,765	10,358	11,796
Gain on disposal of property and equipment	(7,542)	(5,386)	(11,383)	(8,254)

	113,114	133,679	231,807	277,425

Operating income	29,030	22,147	49,874	35,096

Interest income	1,229	423	2,374	765

Income before income taxes	30,259	22,570	52,248	35,861

Federal and state income taxes	7,898	4,767	12,569	4,679

Net income	$22,361	$17,803	$39,679	$31,182

Earnings per share
Basic	$0.27	$0.22	$0.48	$0.38
Diluted	$0.27	$0.22	$0.48	$0.38

Weighted average shares outstanding
Basic	81,968	82,330	81,952	82,817
Diluted	82,027	82,368	81,991	82,855

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2019	2018
CURRENT ASSETS
Cash and cash equivalents	$205,642	$161,448
Trade receivables, net	53,643	48,955
Prepaid tires	9,217	9,378
Other current assets	11,980	12,551
Income tax receivable	—	170
Total current assets	280,482	232,502

PROPERTY AND EQUIPMENT	625,367	603,670
Less accumulated depreciation	214,566	200,550
	410,801	403,120
GOODWILL	132,410	132,410
OTHER INTANGIBLES, NET	13,290	14,494
DEFERRED INCOME TAXES, NET	5,211	4,535
OTHER ASSETS	17,643	19,152
	$859,837	$806,213
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$23,785	$10,552
Compensation and benefits	20,916	22,558
Insurance accruals	21,027	22,130
Other accruals	10,470	9,449
Income taxes payable	617	—
Total current liabilities	76,815	64,689
LONG-TERM LIABILITIES
Income taxes payable	5,736	5,577
Deferred income taxes, net	76,138	71,041
Insurance accruals less current portion	47,819	48,934
Total long-term liabilities	129,693	125,552
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2019 and 2018; outstanding 81,968 in 2019 and 81,930 in 2018, respectively	907	907
Additional paid-in capital	3,799	3,454
Retained earnings	796,661	760,262
Treasury stock, at cost; 8,721 in 2019 and 8,759 in 2018, respectively	(148,038)	(148,651)
	653,329	615,972
	$859,837	$806,213

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$142,144	$155,826	$281,681	$312,521
Less: Fuel surcharge revenue	18,095	22,407	35,111	43,937
Operating revenue, excluding fuel surcharge revenue	124,049	133,419	246,570	268,584

Operating expenses	113,114	133,679	231,807	277,425
Less: Fuel surcharge revenue	18,095	22,407	35,111	43,937
Adjusted operating expenses	95,019	111,272	196,696	233,488

Operating income	$29,030	$22,147	$49,874	$35,096
Operating ratio	79.6%	85.8%	82.3%	88.8%
Adjusted operating ratio	76.6%	83.4%	79.8%	86.9%

(a) Operating revenue excluding fuel surcharge revenue and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that adjusted operating ratio is more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Adjusted operating ratio is not a substitute for operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that adjusted operating ratio improves comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry if those companies define adjusted operating ratio differently. Because of these limitations, adjusted operating ratio should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.